EXHIBIT 99.1

EC Development, Inc. and Horizon Strategy Partners, Inc. Sign Channel Partner Agreement for the Deployment of Casino CMS Solutions

Company Continues to Expand Technology & Service Offerings Worldwide

Shawnee, OK – August 31, 2012 - EC Development, Inc. (OTC.QB: ECDI) announced today that it has entered into a channel partner agreement with Horizon Strategy Partners, Inc.  As part of the agreement, Horizon Strategy Partners, Inc. will promote and sell EC Development’s flagship casino management system, the Tahoe CMS™, and its related system technologies.

"EC Development is very pleased to name Horizon Strategy Partners as its newest channel partner," said Gene Estep, CEO of EC Development. "Together with Horizon's outstanding strategic business consulting experience and ECDI's CMS development and technical capabilities, we're confident that this partnership will bring about new business opportunities throughout the gaming industry.”

EC Development’s flagship Tahoe CMS (Casino Management System) technology, brings speed and efficiency to casino gaming by providing customers a packaged, fully modern, fully computerized slot accounting, promotions, marketing, and reporting system which allows a casino to run virtually any vendor’s games on one system, completely eliminating disparate systems while enabling the use of  truly cutting edge marketing tools.

“Like Horizon Strategy Partners, EC Development is a company dedicated to providing quality products and superior customer service" said Michael Connor, President of Horizon Strategy Partners. "We are very pleased to be partnering with them to provide superior solutions to the gaming industry."

About EC Development, Inc.

EC Development, Inc. (ECDI), founded in 2005, designs, developments and markets software for the U.S. and international gaming and casino markets. The software monitors, audits, analyzes and manages all financial transactions and customer activities for casinos and other gaming related environments.

Its flagship technology, the Tahoe CMS (Casino Management System) is a complete class 2 and class 3 game accounting system and offers customers a packaged, fully modern, fully computerized slot accounting, promotions, marketing, and reporting system which allows a casino to run virtually any vendor’s games on one system, completely negating the need to have disparate systems while also enabling the use of some truly cutting edge marketing tools.

For more information on the company, please visit www.ecdevonline.com.

About Horizon Strategy Partners, Inc.

Horizon Strategy Partners, Inc. is a business consulting firm specializing in strategic consulting, financial analysis and venture capital related services. Horizon has implemented successful initiatives for clients in various industries, including medical products, automotive, construction and real estate development.

For more information on the company, please visit www.hspllc.com.

# # #

Media Contact:
EC Development, Inc.
info@ecdevonline.com
877.296.3163